Exhibit 99.1

Vitae Pharmaceuticals Reports Fourth Quarter and Full Year 2014 Operating and Financial Results

Conference call scheduled for 8:30 a.m. EDT today

FORT WASHINGTON, PA, March 31, 2015 — Vitae Pharmaceuticals, Inc. (NASDAQ: VTAE), a clinical-stage biotechnology company, reported today its operating and financial results for the fourth quarter and full year ended December 31, 2014.

“We continue to make significant progress in advancing our RORgt program with our lead proprietary candidate, VTP-43742 for the treatment of autoimmune disorders, towards initiation of a Phase 1 single ascending dose study,” said Jeffrey Hatfield, President and Chief Executive Officer of Vitae. “In addition, we recently completed a successful follow-on offering, providing us with the capital to further the development of our wholly-owned portfolio of potential first-in-class programs.”

Quarterly and Recent Highlights

Since September 30, 2014, Vitae has experienced the following:

Pipeline Updates:

•                  Continued to advance VTP-43742, Vitae’s product candidate to treat autoimmune diseases, toward an anticipated filing of an Investigational New Drug Application (IND), with Phase 1 clinical trials commencing thereafter. Vitae has completed the GMP manufacture of API to support the Phase 1 studies, and completed the safety pharmacology studies and gene toxicity studies. In addition, the Company is currently working to complete the 28- day GLP toxicity studies and continues to expect to initiate a Phase 1 trial during the second quarter of 2015.

•                  Boehringer Ingelheim (BI) has decided to move forward with the development of BI 1147560, a structurally different compound from BI 1181181. In the fourth quarter of 2014, Vitae announced positive top-line results with BI 1181181 for the treatment and prevention of Alzheimer’s disease as part of the BACE collaboration with BI. Subsequently, as announced in February 2015, in a Phase 1 clinical trial of BI 1181181, skin reactions were observed in some patients, prompting BI to place the compound on a voluntary clinical hold while the finding was investigated. BI has completed its analysis and concluded that skin reactions are an obstacle for further development. Therefore, BI has decided to move forward with the development of a structurally different compound, BI 1147560, which was also discovered and advanced through preclinical development as part of the BACE

Vitae Pharmaceuticals, Inc.	Tel: (215) 461-2000
502 West Office Center Drive	Fax: (215) 461-2006
Fort Washington, PA 19034	www.vitaepharma.com

collaboration. BI currently expects to start the initial Phase 1 clinical trial of BI 1147560 by the end of 2015.

Corporate Updates:

•                  Completed a follow-on public offering in January 2015. Vitae issued and sold an aggregate of 3.45 million shares of common stock, including the shares sold upon the exercise of the underwriter’s over-allotment option, at a price of $11.90 per share less underwriting fees and expenses, for aggregate net proceeds of approximately $37.8 million.

•                  Added to the Russell 2000® and Russell 3000® indexes.

Financial Results:

•                  Revenue. Collaborative revenues for the fourth quarter of 2014 were $0.2 million, compared with $15.2 million for the fourth quarter of 2013. Revenue for the fourth quarter of 2013 included a $14.0 million milestone payment from BI related to Vitae’s BACE program.

•                  Operating Expense. Total operating expenses for the fourth quarter of 2014 were $7.3 million, compared with $5.2 million for the fourth quarter of 2013.

•                  Research and development expenses were $5.1 million for the fourth quarter of 2014, compared with $3.8 million for the fourth quarter of 2013. The increase was largely attributable to expenses related to the RORγt program, including VTP-43742.

•                  Selling, general and administrative expenses were $2.2 million for the fourth quarter of 2014, compared with $1.4 million for the same period in 2013.

•                  Net Loss/Income. Vitae reported a net loss of $7.3 million for the fourth quarter of 2014, compared with net income of $9.7 million for the fourth quarter of 2013.

•                  Cash position. As of December 31, 2014, Vitae had $65.3 million in cash, restricted cash and marketable securities, compared to $32.5 million as of December 31, 2013. The increase was primarily a result of the completion of the Company’s IPO in the third quarter of 2014. In the first quarter 2015, Vitae raised aggregate net proceeds of approximately $37.8 million in a follow-on public offering, as mentioned above, and retired its outstanding term note with Silicon Valley Bank and Oxford Finance Corporation.

Upcoming Milestones

Vitae reaffirmed the following previously disclosed potential development milestones for its programs currently expected in 2015:

•                  VTP-34072 (11β HSD1) - Top-line results from the Phase 2 proof of concept trial in type 2 diabetic patients in the second quarter of 2015.

•                  VTP-43742 (RORγt) — Initiation of a single dose Phase 1 safety and pharmacokinetic (PK) clinical trial in healthy human volunteers in the second quarter of 2015, with completion in mid-year 2015.

•                  VTP-43742 (RORγt) — Initiation and completion of a multiple ascending dose Phase 1 study in psoriatic patients in the second half of 2015.

•                  VTP-38543 (LXRβ partial agonist) — Initiation of a Phase 1 safety and PK trial in the second half of 2015.

•                  BI 1147560 (BACE) — Initiation of a Phase 1 clinical trial by the end of 2015.

Company to Host Conference Call

Vitae will host a conference call today, March 31, 2015, at 8:30 a.m. EDT to discuss the company’s financial results for the quarter ended December 31, 2014, and recent operational highlights. A question and answer session will follow Vitae’s remarks. To participate on the live call, please dial 844-423-9893 (domestic) or +1-716-247-5808 (international), and provide the conference ID 8012202, approximately five to 10 minutes ahead of the start of the call.

A live audio webcast of the call will be available via the “Investor Relations” page of the Vitae website, www.vitaepharma.com. Please log on through Vitae’s website approximately 10 minutes prior to the scheduled start time. A replay of the webcast will be archived on Vitae’s website for 90 days following the call.

About Vitae Pharmaceuticals

Vitae Pharmaceuticals is a clinical-stage biotechnology company focused on discovering and developing novel, small molecule drugs for diseases in which there are significant unmet medical needs. The company is developing a robust and growing portfolio of novel product candidates generated by Contour®, its proprietary structure-based drug discovery platform.

For additional information, please visit the company’s website at www.vitaepharma.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the clinical development of BI 1181181 and any back up compounds. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward- looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties Vitae is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vitae’s forward-looking statements include, among others, the timing and success of preclinical studies and clinical trials conducted by Vitae and its collaborative partners; the ability to obtain and maintain regulatory approval of Vitae’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Vitae’s product candidates; the size and growth of the potential markets for Vitae’s product candidates and the ability to serve those markets; Vitae’s expectations regarding Vitae’s expenses and revenue, the sufficiency of Vitae’s cash resources and needs for additional financing; Vitae’s ability to attract or retain key personnel; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vitae’s final prospectus filed under Rule 424(b)(1) with the Securities and Exchange Commission (SEC) in connection with Vitae’s follow-on public offering. Additional factors may also be set forth in those sections of Vitae’s Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the SEC. In addition to the risks described above and in Vitae’s other filings with the SEC, other unknown or unpredictable factors also could affect Vitae’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vitae undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

INVESTORS:

Vitae Pharmaceuticals, Inc.

Richard S. Morris, CPA

Chief Financial Officer

(215) 461-2000

rmorris@vitaerx.com

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

MEDIA:
6 Degrees PR

Tony Plohoros
(908) 940-0135

tplohoros@6degreespr.com

Vitae Pharmaceuticals, Inc.

Statement of Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Collaborative revenues	$161,673	$15,198,155	$8,668,786	$22,512,683
Operating expenses:
Research and development	5,080,317	3,804,311	19,304,843	14,916,562
General and administrative	2,189,157	1,409,291	7,913,847	5,405,769
Total operating expenses	7,269,474	5,213,602	27,218,690	20,322,331
(Loss) / income from operations	(7,107,801)	9,984,553	(18,549,904)	2,190,352
Other (expenses) income:
Other income	—	23,500	343,318	327,391
Interest income	27,223	12,056	63,932	69,497
Interest expense	(194,360)	(314,364)	(960,752)	(1,425,342)
Total other (expenses) income	(167,137)	(278,808)	(553,502)	(1,028,454)
Net (loss) income	$(7,274,938)	$9,705,745	$(19,103,406)	$1,161,898
Per share information:
Net (loss) income per common share:
Basic	$(0.40)	$0.77	$(3.61)	$—
Diluted	$(0.40)	$0.74	$(3.61)	$—
Weighted-average number of common shares:
Basic	18,113,997	583,653	5,290,534	563,136
Diluted	18,113,997	975,795	5,290,534	563,136

Vitae Pharmaceuticals, Inc.

Selected Balance Sheet Data (unaudited)

	As of December 31,	As of December 31,
	2014	2013
Cash, Cash Equivalents and Marketable securities	65,318,300	32,454,453
Working Capital	57,970,386	23,905,376
Current Liabilities	8,864,107	9,517,419
Convertible Preferred Stock	—	125,869,931
Common Stock and APIC	188,737,768	3,983,281
Total Stockholder’s equity / (deficit)	58,718,051	(106,894,151)